Exhibit 99.1

BANKUNITED, INC. REPORTS FIRST QUARTER 2017 RESULTS

Miami Lakes, Fla. — April 25, 2017 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended March 31, 2017.

For the quarter ended March 31, 2017, the Company reported net income of $62.3 million, or $0.57 per diluted share, compared to $54.9 million, or $0.51 per diluted share, for the quarter ended March 31, 2016.

Rajinder Singh, President and Chief Executive Officer, said, “We are happy to report another strong earnings quarter. Net income is up 13.5% from the comparable quarter of the prior year.”

Performance Highlights

•
Net interest income increased by $23.8 million to $230.6 million for the quarter ended March 31, 2017 from $206.8 million for the quarter ended March 31, 2016. Interest income increased by $32.7 million, primarily driven by increases in the average balances of loans and investment securities outstanding. Interest expense increased by $9.0 million due primarily to an increase in average interest bearing liabilities.

•
The net interest margin, calculated on a tax-equivalent basis, increased to 3.70% for the quarter ended March 31, 2017 from 3.67% for the immediately preceding quarter ended December 31, 2016. The net interest margin was 3.83% for the quarter ended March 31, 2016. The origination of new loans at current market yields lower than those on covered loans contributed to the decline in the net interest margin when compared to the quarter ended March 31, 2016.

•
Total deposits increased by $433 million for the quarter ended March 31, 2017 to $19.9 billion. New loans and leases, including equipment under operating lease, grew by $121 million during the quarter. Loan growth was negatively impacted during the quarter by seasonal trends in the mortgage warehouse and commercial and industrial lines of business.

•
Book value per common share grew to $23.71 at March 31, 2017, a 9.1% increase from March 31, 2016. Tangible book value per common share increased by 9.5% over the same period, to $22.98 at March 31, 2017.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s and BankUnited, N.A.'s regulatory capital ratios at March 31, 2017 were as follows:

	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	8.7%	9.5%

Common Equity Tier 1 ("CET1") risk-based capital	11.8%	13.0%

Tier 1 risk-based capital	11.8%	13.0%

Total risk-based capital	12.6%	13.8%

Loans and Leases

Loans, including premiums, discounts and deferred fees and costs, totaled $19.5 billion at March 31, 2017 compared to $19.4 billion at December 31, 2016. New loans grew to $18.8 billion while loans acquired in the FSB acquisition declined to $625 million at March 31, 2017.

For the quarter ended March 31, 2017, new commercial loans, including commercial real estate loans, commercial and industrial loans, and loans and leases originated by our commercial lending subsidiaries, declined by $125 million to $15.1 billion. Declines in mortgage warehouse balances of $121 million and in commercial real estate balances (excluding owner-occupied commercial real estate) of $67 million were offset by growth of $59 million in loans and leases at our commercial lending subsidiaries. Equipment under operating lease, net, grew by $19 million during the first quarter of 2017. New residential loans grew by $228 million to $3.7 billion during the first quarter of 2017.

The Company's national platforms and the Florida franchise contributed a net $180 million and $28 million, respectively, of loan growth for the quarter ended March 31, 2017 while balances for the New York franchise declined by $106 million, reflecting a decrease in commercial real estate balances outstanding. We refer to our commercial lending subsidiaries, our mortgage warehouse lending operations, the small business finance unit ("SBF") and our residential loan purchase program as national platforms. At March 31, 2017, the new loan portfolio included $6.5 billion, $6.3 billion and $6.0 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	New Loans		Total Loans
	March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016
Single family residential and home equity	19.4%	18.3%	21.8%	20.9%
Multi-family	19.8%	20.4%	19.2%	19.8%
Owner occupied commercial real estate	9.3%	9.2%	9.0%	9.0%
Non-owner occupied commercial real estate	20.3%	20.0%	19.7%	19.3%
Construction and land	1.3%	1.7%	1.3%	1.6%
Commercial and industrial	17.3%	18.1%	16.8%	17.5%
Commercial lending subsidiaries	12.5%	12.2%	12.1%	11.8%
Consumer	0.1%	0.1%	0.1%	0.1%
	100.0%	100.0%	100.0%	100.0%

Asset Quality and Allowance for Loan and Lease Losses

For the quarters ended March 31, 2017 and 2016, the Company recorded provisions for loan losses of $12.1 million and $3.7 million, respectively, including provisions related to new loans of $11.3 million and $4.4 million. The provision related to taxi medallion loans totaled $9.5 million and $1.2 million for the quarters ended March 31, 2017 and 2016, respectively.

Factors contributing to the increase in the provision for loan losses for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016 were (i) the increase in the provision related to taxi medallion loans and (ii) an increase in the provision related to impaired loans in other portfolio segments, partially offset by (iii) a net decrease in the relative impact on the provision of changes in quantitative and qualitative loss factors and (iv) the impact of lower loan growth for the first quarter of 2017.

Non-covered, non-performing loans totaled $130.0 million or 0.69% of total non-covered loans at March 31, 2017 compared to $132.7 million or 0.71% of total non-covered loans at December 31, 2016. Non-performing taxi medallion loans comprised $59.4 million or 0.31% of total non-covered loans at March 31, 2017 and $60.7 million or 0.32% of total non-covered loans at December 31, 2016.

At March 31, 2017, total non-performing assets were $143.9 million, including $11.0 million of other real estate owned ("OREO") and other repossessed assets, compared to $149.0 million, including $13.1 million of OREO and other repossessed assets, at December 31, 2016. Non-covered, non-performing assets included $8.0 million and $8.4 million of OREO and other repossessed assets at March 31, 2017 and December 31, 2016, respectively.

The ratios of the allowance for non-covered loan and lease losses to total non-covered loans and to non-performing, non-covered loans were 0.79% and 114.14%, respectively, at March 31, 2017, compared to 0.80% and 113.68% at December 31, 2016. The annualized ratio of net charge-offs to average non-covered loans was 0.30% for the three months ended March 31, 2017, compared to 0.09% for the three months ended March 31, 2016.

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended March 31, 2017				Three Months Ended March 31, 2016
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$2,100	$150,853	$152,953	$—	$4,868	$120,960	$125,828
Provision (recovery)	831	(52)	11,321	12,100	—	(731)	4,439	3,708
Charge-offs	—	(55)	(14,769)	(14,824)	—	(338)	(3,808)	(4,146)
Recoveries	—	65	987	1,052	—	86	168	254
Balance at end of period	$831	$2,058	$148,392	$151,281	$—	$3,885	$121,759	$125,644

Charge-offs reflected in the tables above for the quarters ended March 31, 2017 and 2016 include $5.9 million and $0.5 million, respectively, of taxi medallion loans.

Deposits

At March 31, 2017, deposits totaled $19.9 billion compared to $19.5 billion at December 31, 2016. The average cost of total deposits was 0.72% for the quarter ended March 31, 2017, compared to 0.69% for the immediately preceding quarter ended December 31, 2016 and 0.63% for the quarter ended March 31, 2016.

Net interest income

Net interest income for the quarter ended March 31, 2017 increased to $230.6 million from $206.8 million for the quarter ended March 31, 2016. Increases in interest income were partially offset by increases in interest expense. The increases in interest income were primarily attributable to an increase in the average balance of loans, partially offset by a decline in the related average yield. Increases in the average balance of investment securities and related average yields also contributed to increased interest income. Interest expense increased due to an increase in average interest bearing liabilities and, to a lesser extent, an increase in the cost of deposits.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.70% for the quarter ended March 31, 2017 compared to 3.67% for the immediately preceding quarter ended December 31, 2016 and 3.83% for the quarter ended March 31, 2016. Significant factors impacting this expected decrease in net interest margin for the three months ended March 31, 2017 compared to the three months ended March 31, 2016 included:

•
The tax-equivalent yield on loans declined to 5.07% for the three months ended March 31, 2017 from 5.27% for the three months ended March 31, 2016, primarily because new loans, originated at yields lower than those on covered loans, comprised a greater percentage of total loans.

•	The tax-equivalent yield on non-covered loans was 3.62% for the three months ended March 31, 2017, compared to 3.63% for the three months ended March 31, 2016.

•	The tax-equivalent yield on covered loans increased to 49.83% for the three months ended March 31, 2017 from 38.21% for the three months ended March 31, 2016.

•	The tax-equivalent yield on investment securities increased to 3.01% for the three months ended March 31, 2017 from 2.78% for the three months ended March 31, 2016.

•
The average rate on interest bearing liabilities increased to 0.98% for the quarter ended March 31, 2017 from 0.95% for the quarter ended March 31, 2016, reflecting higher average rates on interest bearing deposits, partially offset by a decrease in the average rate on FHLB advances.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans. Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans. The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans. As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the three months ended March 31, 2017 and the year ended December 31, 2016 were as follows (in thousands):

Balance at December 31, 2015	$902,565
Reclassifications from non-accretable difference	76,751
Accretion	(303,931)
Balance at December 31, 2016	675,385
Reclassifications from non-accretable difference	28,519
Accretion	(75,251)
Balance at March 31, 2017	$628,653

Non-interest income

Non-interest income totaled $28.1 million for the three months ended March 31, 2017 compared to $23.2 million for the three months ended March 31, 2016. Offsetting factors contributing to this increase included (i) an increase of $1.0 million in gain on sale of loans, net of the impact of FDIC indemnification, (ii) a $1.6 million decrease in securities gains, (iii) a $3.0 million increase in lease financing income, generally reflecting growth in the operating lease portfolio, and (iv) a $1.9 million increase related to fair value adjustments of residential mortgage servicing rights, included in other non-interest income.

An increase of $3.1 million in gain on sale of loans for the three months ended March 31, 2017 compared to the three months ended March 31, 2016 includes a $0.6 million increase in gains on the sale of loans by SBF and a $2.6 million increase in gain on the sale of covered loans. The net loss on FDIC indemnification increased $2.1 million related to the sale of covered loans.

Non-interest expense

Non-interest expense totaled $156.6 million for the three months ended March 31, 2017 compared to $142.1 million for the three months ended March 31, 2016. The most significant components of the increase in non-interest expense were a $4.8 million increase in amortization of the FDIC indemnification asset and a $4.2 million increase in employee compensation and benefits.

Amortization of the FDIC indemnification asset was $44.5 million for the three months ended March 31, 2017, compared to $39.7 million for the three months ended March 31, 2016. The amortization rate increased to 36.38% for the three months ended March 31, 2017 from 22.24% for the three months ended March 31, 2016. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate.

Provision for income taxes

The effective income tax rate was 30.8% for the three months ended March 31, 2017, compared to 34.8% for the three months ended March 31, 2016. The effective income tax rate differed from the statutory federal income tax rate of 35% in both periods due primarily to the effect of income not subject to tax, offset by state income taxes. In addition, the effective income tax rate for the three months ended March 31, 2017 reflected the impact of $2.6 million in excess tax benefits resulting from activity related to vesting of share-based awards and exercise of stock options. A change in accounting standards related to stock based compensation requires the Company to recognize these excess tax benefits as a component of the provision for income taxes beginning January 1, 2017; previously these excess tax benefits were recognized in paid-in capital.

Non-GAAP Financial Measures

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at March 31, 2017 (in thousands except share and per share data):

Total stockholders’ equity	$2,533,014
Less: goodwill and other intangible assets	77,980
Tangible stockholders’ equity	$2,455,034

Common shares issued and outstanding	106,839,197

Book value per common share	$23.71

Tangible book value per common share	$22.98

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Tuesday, April 25, 2017 with President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 95388936. A replay of the call will be available from 12:00 p.m. ET on April 25th through 11:59 p.m. ET on May 2nd by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 95388936. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition
BankUnited, Inc., with total assets of $28.0 billion at March 31, 2017, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 92 banking centers in 15 Florida counties and 6 banking centers in the New York metropolitan area at March 31, 2017.
On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition. Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities. Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements. Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold. The Company’s current estimate of cumulative losses on the covered assets is approximately $3.7 billion. The Company has received $2.7 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of March 31, 2017.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,”

“estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 available at the SEC’s website (www.sec.gov).

Contacts
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	March 31, 2017	December 31, 2016
ASSETS
Cash and due from banks:
Non-interest bearing	$31,824	$40,260
Interest bearing	20,200	35,413
Interest bearing deposits at Federal Reserve Bank	187,393	372,640
Cash and cash equivalents	239,417	448,313
Investment securities available for sale, at fair value	6,411,289	6,073,584
Investment securities held to maturity	10,000	10,000
Non-marketable equity securities	264,509	284,272
Loans held for sale	32,841	41,198
Loans (including covered loans of $578,596 and $614,042)	19,460,770	19,395,394
Allowance for loan and lease losses	(151,281)	(152,953)
Loans, net	19,309,489	19,242,441
FDIC indemnification asset	459,347	515,933
Bank owned life insurance	239,627	239,736
Equipment under operating lease, net	559,234	539,914
Deferred tax asset, net	53,591	62,940
Goodwill and other intangible assets	77,980	78,047
Other assets	331,407	343,773
Total assets	$27,988,731	$27,880,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$3,072,894	$2,960,591
Interest bearing	1,634,691	1,523,064
Savings and money market	9,299,436	9,251,593
Time	5,917,343	5,755,642
Total deposits	19,924,364	19,490,890
Federal Home Loan Bank advances	4,774,565	5,239,348
Notes and other borrowings	402,817	402,809
Other liabilities	353,971	328,675
Total liabilities	25,455,717	25,461,722

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 106,839,197 and 104,166,945 shares issued and outstanding	1,068	1,042
Paid-in capital	1,484,398	1,426,459
Retained earnings	988,934	949,681
Accumulated other comprehensive income	58,614	41,247
Total stockholders' equity	2,533,014	2,418,429
Total liabilities and stockholders' equity	$27,988,731	$27,880,151

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Interest income:
Loans	$236,362	$214,576
Investment securities	43,719	33,541
Other	3,457	2,690
Total interest income	283,538	250,807
Interest expense:
Deposits	34,728	26,626
Borrowings	18,217	17,340
Total interest expense	52,945	43,966
Net interest income before provision for loan losses	230,593	206,841
Provision for (recovery of) loan losses (including $779 and $(731) for covered loans)	12,100	3,708
Net interest income after provision for loan losses	218,493	203,133
Non-interest income:
Income from resolution of covered assets, net	7,305	7,998
Net loss on FDIC indemnification	(6,748)	(6,289)
Service charges and fees	5,077	4,562
Gain (loss) on sale of loans, net (including $1,882 and $(712) related to covered loans)	4,558	1,490
Gain on investment securities available for sale, net	1,636	3,199
Lease financing	13,639	10,600
Other non-interest income	2,677	1,638
Total non-interest income	28,144	23,198
Non-interest expense:
Employee compensation and benefits	59,671	55,460
Occupancy and equipment	18,609	19,268
Amortization of FDIC indemnification asset	44,463	39,694
Deposit insurance expense	5,475	3,692
Professional fees	5,040	2,631
Telecommunications and data processing	3,284	3,333
Depreciation of equipment under operating lease	8,017	6,502
Other non-interest expense	11,998	11,528
Total non-interest expense	156,557	142,108
Income before income taxes	90,080	84,223
Provision for income taxes	27,787	29,349
Net income	$62,293	$54,874
Earnings per common share, basic	$0.57	$0.51
Earnings per common share, diluted	$0.57	$0.51
Cash dividends declared per common share	$0.21	$0.21

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended March 31,
	2017			2016
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$18,723,610	$167,984	3.62%	$15,924,711	$143,838	3.63%
Covered loans	603,668	75,153	49.83%	793,787	75,789	38.21%
Total loans	19,327,278	243,137	5.07%	16,718,498	219,627	5.27%
Investment securities (3)	6,252,466	47,087	3.01%	5,156,660	35,775	2.78%
Other interest earning assets	572,187	3,457	2.45%	501,837	2,690	2.15%
Total interest earning assets	26,151,931	293,681	4.52%	22,376,995	258,092	4.62%
Allowance for loan and lease losses	(156,023)			(129,429)
Non-interest earning assets	1,810,592			2,005,478
Total assets	$27,806,500			$24,253,044
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,565,188	2,685	0.70%	$1,149,664	1,801	0.63%
Savings and money market deposits	9,258,827	15,421	0.68%	8,107,794	11,998	0.60%
Time deposits	5,672,223	16,622	1.19%	4,769,673	12,827	1.08%
Total interest bearing deposits	16,496,238	34,728	0.85%	14,027,131	26,626	0.76%
FHLB advances	4,948,870	12,899	1.06%	4,231,627	12,018	1.14%
Notes and other borrowings	402,818	5,318	5.28%	403,294	5,323	5.28%
Total interest bearing liabilities	21,847,926	52,945	0.98%	18,662,052	43,967	0.95%
Non-interest bearing demand deposits	3,043,059			2,909,792
Other non-interest bearing liabilities	408,931			419,863
Total liabilities	25,299,916			21,991,707
Stockholders' equity	2,506,584			2,261,337
Total liabilities and stockholders' equity	$27,806,500			$24,253,044
Net interest income		$240,736			$214,125
Interest rate spread			3.54%			3.67%
Net interest margin			3.70%			3.83%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended March 31,
c	2017	2016
Basic earnings per common share:
Numerator:
Net income	$62,293	$54,874
Distributed and undistributed earnings allocated to participating securities	(2,323)	(2,212)
Income allocated to common stockholders for basic earnings per common share	$59,970	$52,662
Denominator:
Weighted average common shares outstanding	105,817,669	103,919,006
Less average unvested stock awards	(1,060,912)	(1,144,795)
Weighted average shares for basic earnings per common share	104,756,757	102,774,211
Basic earnings per common share	$0.57	$0.51
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$59,970	$52,662
Adjustment for earnings reallocated from participating securities	8	9
Income used in calculating diluted earnings per common share	$59,978	$52,671
Denominator:
Weighted average shares for basic earnings per common share	104,756,757	102,774,211
Dilutive effect of stock options	620,761	778,841
Weighted average shares for diluted earnings per common share	105,377,518	103,553,052
Diluted earnings per common share	$0.57	$0.51

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended March 31,
	2017	2016
Financial ratios (5)
Return on average assets	0.91%	0.91%
Return on average stockholders’ equity	10.08%	9.76%
Net interest margin (4)	3.70%	3.83%

	March 31, 2017		December 31, 2016
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.69%	0.68%	0.71%	0.70%
Non-performing assets to total assets (2)	0.49%	0.51%	0.51%	0.53%
Allowance for loan and lease losses to total loans (3)	0.79%	0.78%	0.80%	0.79%
Allowance for loan and lease losses to non-performing loans (1)	114.14%	113.86%	113.68%	112.55%
Net charge-offs to average loans (5)	0.30%	0.29%	0.13%	0.13%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized.